Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2020, with respect to the consolidated financial statements of Empire Petroleum Partners, LLC contained in the Registration Statement and Prospectus of ARKO Corp. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas

January 14, 2021